Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 2, 2025, Kimberly-Clark Corporation (“K-C”) entered into a merger agreement with Kenvue, Inc. (“Kenvue”) First Merger Sub, and Second Merger Sub. The merger agreement provided for, among other things, the acquisition of Kenvue by K-C pursuant to (i) the merger of First Merger Sub with and into Kenvue, with Kenvue surviving as a direct wholly owned subsidiary of K-C (the “First Merger”), and (ii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the initial surviving company merging with and into Second Merger Sub, with Second Merger Sub surviving as a direct, wholly owned subsidiary of K-C.

The unaudited pro forma condensed combined financial information presents the pro forma effects of the accounting for the mergers and other transactions described below (collectively, the “Transactions”). This includes pro forma adjustments intended to illustrate the estimated effects of the Permanent Financing (as defined below) (the “Financing Adjustments”) and the mergers and other related transactions (the “Transaction Accounting Adjustments”) (collectively, the “Adjustments”).

In the accompanying unaudited pro forma condensed combined financial information, the historical consolidated financial statements of K-C and Kenvue have been adjusted to depict the accounting for the Transactions in accordance with GAAP. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. All adjustments are preliminary and subject to change.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on June 30, 2026, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026, and the year ended December 31, 2025, are presented to give effect to the Transactions as if they occurred on January 1, 2025.

Description of the Transactions

Under the terms of the merger agreement, each share of Kenvue common stock, $0.01 par value per share, issued and outstanding immediately prior to the effective time of the First Merger (other than canceled shares and appraisal shares) shall be converted into the right to receive, and become exchangeable for, 0.14625 issued, fully paid and non-assessable shares of K-C common stock, subject to cash in lieu of any fractional shares, plus $3.50 in cash, in each case, without interest. Upon closing of the mergers, current K-C stockholders are expected to own approximately 54% and current Kenvue stockholders are expected to own approximately 46% of the combined company on a fully diluted basis.

The merger agreement provides that:

•	Each Kenvue stock option outstanding immediately prior to the effective time of the First Merger will convert into a K-C stock option with respect to a number of shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue common stock subject to such Kenvue stock option immediately prior to the effective time of the First Merger and (ii) the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Kenvue stock option immediately prior to the effective time of the First Merger divided by (B) the equity award exchange ratio. Each Kenvue assumed stock option will be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue stock option award immediately prior to the effective time of the First Merger, except that, following a qualifying termination, any vested Kenvue assumed stock options will remain outstanding and exercisable until the earlier of the one-year anniversary of such qualifying termination and the expiration date for such Kenvue assumed stock option assuming no termination of employment.

•	Each other Kenvue equity award, including all Kenvue deferred stock unit awards, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards, that is outstanding as of immediately prior to the effective time of the First Merger will convert into an award of K-C restricted stock units with respect to a number of shares (rounded to the nearest whole share) equal to the product of (A) the number of shares of Kenvue common stock subject to such Kenvue equity award immediately prior to the effective time of the First Merger and (B) the equity award exchange ratio, with the same terms and conditions that applied to such Kenvue equity award immediately prior to the effective time of the First Merger (including vesting and dividend equivalent rights); provided that (I) in the case of any Kenvue RSU award that is or becomes vested as of the effective time of the First Merger pursuant to its terms, such Kenvue RSU award will instead be converted into the right to receive the merger consideration for each share of Kenvue common stock subject to the Kenvue RSU award; and (II) in the case of any Kenvue PSU award, the number of shares of Kenvue common stock subject to such award immediately prior to the effective time of the First Merger will be based on the greater of target and actual performance through the closing of the mergers and the corresponding RSU conversion award will no longer be subject to any performance-based vesting conditions.

On January 29, 2026, the Kenvue and K-C stockholders approved the transaction. The mergers are expected to close in the fourth quarter of 2026, subject to the receipt of regulatory approvals and satisfaction of other customary closing conditions.

Accounting for the Transactions

The mergers will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, with K-C as the accounting acquirer. Under this method of accounting, all assets acquired and liabilities assumed are recognized and measured at their estimated fair values as of the acquisition date. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

In connection with the merger agreement, K-C and JPMorgan Chase Bank, N.A. (the “Lender”) executed a bridge loan facility commitment letter (the “Debt Commitment Letter”), dated November 2, 2025, pursuant to which the Lender has committed to provide bridge financing, comprised of a $3.9 billion syndicated bridge facility and a $3.8 billion non-syndicated bridge facility (together, the “Bridge Facility”). On December 9, 2025, K-C terminated the $3.8 billion non-syndicated bridge facility as a result of entering into (x) the Delayed Draw Term Loan Credit Agreement by and among K-C, the Lender, and the other lenders party thereto (the “ DDTL Credit Facility”), providing K-C with the ability to borrow up to $1.8 billion at the closing date, subject to satisfaction of customary closing conditions for similar facilities and (y) the New Revolving Credit Facility, which provides K-C with the ability to borrow up to $4.0 billion (which may be increased by up to $1.0 billion upon obtaining additional commitments from the then-existing or new lenders and the satisfaction of certain other conditions), $2.0 billion of which is available with limited conditionality to ensure certainty of funds for the purposes set forth in the immediately succeeding sentence, subject to the satisfaction of customary closing conditions for similar facilities. All commitments under the DDTL Credit Facility were terminated on July 7, 2026, in connection with the consummation of the IFP Transaction (as defined in Note 3). Upon successful completion of the offering of new senior notes (the “Permanent Financing”), the remaining $3.9 billion of the Bridge Facility attributable to the syndicated bridge facility will be terminated. The total Permanent Financing amount expected to be offered is $4.9 billion. This document is not an offer to sell or solicitation of an offer to buy any such debt or other indebtedness.

The Permanent Financing is expected to be used for financing a portion of the cash consideration and fees and expenses related to the transactions contemplated by the merger agreement. The Bridge Facility (subject to termination upon successful completion of the Permanent Financing) and the New Revolving Credit Facility are available as an alternative source of funding as needed.

K-C intends to fund the transactions contemplated by the merger agreement with a combination of available cash and proceeds from Permanent Financing as disclosed in this document. Accordingly, for purposes of the unaudited pro forma condensed combined financial information, K-C assumed the issuance of the Permanent Financing.

In connection with the pending mergers, on September 28, 2026, K-C commenced offers to exchange (the “Exchange Offers”) any and all outstanding notes issued by Kenvue (the “Kenvue Senior Notes”) for up to $7.0 billion aggregate principal amount of new notes to be issued by K-C and cash, which are conditioned upon, among other things, the closing of the mergers. The expiration date of the Exchange Offers will be extended until the closing of the mergers. In conjunction with the Exchange Offers, K-C is concurrently soliciting consents to adopt certain proposed amendments to the indenture governing the Kenvue Senior Notes to eliminate substantially all of the restrictive covenants in the indenture. Due to the terms of the new notes to be issued reflecting those of the outstanding Kenvue Senior Notes, the impact of the Exchange Offers is anticipated to be immaterial to the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that the cash portion of the merger consideration and transaction costs will be funded through a combination of K-C’s cash on hand as of June 30, 2026, proceeds from the Permanent Financing as described above, and proceeds from the sale of a majority stake of K-C’s International Family Care and Professional segment (the “IFP Business”). The unaudited pro forma condensed combined financial information gives effect to sale of the IFP Business within K-C’s pro forma historical information, as further discussed in Note 3 below. Sale of the IFP Business is not regulatorily driven.

As a condition to obtain regulatory approval of the mergers in certain jurisdictions, K-C is required to divest certain contracts, rights to brands, and assets in various jurisdictions concurrently with the close of the Transactions. The divestitures are subject to customary closing conditions, including review by regulatory authorities, and the successful closing of the mergers. The unaudited pro forma condensed combined financial information gives effect to these divestitures, which K-C does not deem as significant, as Transaction Accounting Adjustments, as further discussed in Note 4 below.

The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Transactions been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the Transactions will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2026
(In millions)

	As of June 30, 2026	As of June 28, 2026
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$2,200	$1,110	$(6,723)	4a	$4,878	5a	$1,467
			(247)	4f	98	5b
			(47)	4g
			(8)	4h
			323	4m
			(117)	4o
Accounts receivable, net	1,858	2,868	-		-		4,726
Inventories	1,539	1,722	611	4d	-		3,844
			(28)	4m
Other current assets	642	199	(31)	4l	-		804
			(6)	4a
Total current assets	6,239	5,899	(6,273)		4,976		10,841
Property, Plant and Equipment, Net	6,948	2,226	1,666	4b	-		10,827
			(13)	4m
Investments in Equity Companies	1,623	-	-		-		1,623
Goodwill	1,831	9,265	4,061	4n	-		15,157
Other Intangible Assets, Net	73	8,406	22,994	4c	-		31,203
			(270)	4m
Other Assets	1,036	939	(162)	4l	(4)	5a	1,809
Total assets	$17,750	$26,735	$22,003		$4,972		$71,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Debt payable within one year	$43	$1,406	$77	4k	$-		$1,526
Trade accounts payable	3,372	2,286	-		-		5,658
Accrued expenses and other current liabilities	2,314	2,175	(32)	4f	-		4,415
			(17)	4g
			(2)	4h
			(23)	4j
Dividends payable	423	-	-		-		423
Total current liabilities	6,152	5,867	3		-		12,022
Long-Term Debt	6,474	7,074	(326)	4i	4,878	5a	18,223
			123	4k
Non-current Employee Benefits	561	341	-		-		902
Deferred Income Taxes	473	2,328	5,097	4l	30	5b	7,928
Other Liabilities	1,050	572	(47)	4j	(24)	5b	1,551
Redeemable Preferred Securities of Subsidiaries	22	-	-		-		22
Stockholders' equity
Kimberly-Clark Corporation
Preferred stock	-	-	-		-		-

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2026 (In millions)

	As of June 30, 2026	As of June 28, 2026
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Common stock	473	19	351	4a	-		824
			(19)	4e
Additional paid-in capital	788	16,397	27,594	4a	-		28,382
			(16,397)	4e
Common stock held in treasury, at cost	(5,890)	(439)	439	4e	-		(5,890)
Retained earnings	11,219	(70)	70	4e	(4)	5a	10,976
			(215)	4f
			(30)	4g
			(6)	4h
			12	4m
Accumulated other comprehensive income (loss)	(3,696)	(5,354)	5,354	4e	92	5b	(3,604)
Total Kimberly-Clark Corporation Stockholders' equity	2,894	10,553	17,153		88		30,688
Noncontrolling Interests	124	-	-		-		124
Total stockholders' equity	3,018	10,553	17,153		88		30,812
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,750	$26,735	$22,003		$4,972		$71,460

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the six months ended June 30, 2026
(In millions, except per share amounts)

	For the six months ended June 30, 2026	For the six months ended June 28, 2026
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Net Sales	$8,360	$7,930	$(120)	4ll	$-		$16,170
Cost of products sold	5,215	3,277	14	4aa	-		8,440
			(66)	4ll
Gross Profit	3,145	4,653	(68)		-		7,730
Marketing, research and general expenses	1,907	3,104	6	4aa	-		5,103
			119	4bb
			(28)	4ff
			12	4ii
			(17)	4ll
Impairment of intangible assets	-	-	-		-		-
Other (income) and expense, net	(173)	94	(47)	4jj	-		(126)
Operating Profit	1,411	1,455	(113)		-		2,753
Nonoperating expense	(27)	-	-		-		(27)
Interest income	9	24	-		-		33
Interest expense	(111)	(209)	(1)	4hh	(126)	5aa	(451)
			(4)	4jj
Income from Continuing Operations Before Income Taxes and Equity Interests	1,282	1,270	(118)		(126)		2,308
(Provision) benefit for income taxes	(387)	(340)	31	4kk	31	5bb	(665)
Income from Continuing Operations Before Equity Interests	895	930	(87)		(95)		1,643
Share of net income of equity companies	119	-	-		-		119
Income from Continuing Operations	1,014	930	(87)		(95)		1,762
Net income attributable to noncontrolling interests	(15)	-	-		-		(15)
Net Income Attributable to Kimberly-Clark Corporation	$999	$930	$(87)		$(95)		$1,747
Net income from continuing operations per share (Note 6):
Basic	$3.01	$0.48	-		-		$2.85
Diluted	$3.00	$0.48	-		-		$2.83
Shares used in computing per share amounts:
Basic	332.1	1,918	-		-		613.0
Diluted	333.3	1,922	-		-		616.3

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2025
(In millions, except per share amounts)

	For the year ended December 31, 2025	For the year ended December 28, 2025
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Net Sales	$16,462	$15,256	$(235)	4ll	$-		$31,483
Cost of products sold	10,524	6,353	37	4aa	-		17,483
			714	4cc
			(145)	4ll
Gross Profit	5,938	8,903	(841)		-		14,000
Marketing, research and general expenses	3,481	6,349	15	4aa	-		10,365
			240	4bb
			215	4dd
			78	4ee
			(15)	4ff
			9	4gg
			21	4ii
			(28)	4ll
Impairment of intangible assets	-	23	-		-		23
Other (income) and expense, net	44	153	(90)	4jj	-		95
			(12)	4ll
Operating Profit	2,413	2,378	(1,274)		-		3,517
Nonoperating expense	(67)	-					(67)
Interest income	24	51	-		-		75
Interest expense	(256)	(430)	(17)	4hh	(255)	5aa	(971)
			(13)	4jj	-
Income from Continuing Operations Before Income Taxes and Equity Interests	2,114	1,999	(1,304)		(255)		2,554
(Provision) benefit for income taxes	(614)	(529)	290	4kk	63	5bb	(790)
Income from Continuing Operations Before Equity Interests	1,500	1,470	(1,014)		(192)		1,764
Share of net income of equity companies	373	-	-		-		373
Income from Continuing Operations	1,873	1,470	(1,014)		(192)		2,137
Net income attributable to noncontrolling interests	(28)	-	-		-		(28)
Net Income Attributable to Kimberly-Clark Corporation	$1,845	$1,470	$(1,014)		$(192)		$2,109
Net income from continuing operations per share (Note 6):
Basic	$5.56	$0.77	-		-		$3.44
Diluted	$5.54	$0.76	-		-		$3.43
Shares used in computing per share amounts:
Basic	331.9	1,917	-		-		612.8
Diluted	333.2	1,924	-		-		615.6

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The Adjustments have been computed in order to show the effects of the Transactions on the condensed combined historical financial information of K-C and Kenvue. These adjustments are preliminary and based upon the estimated fair value of merger consideration, hereafter referred to as purchase consideration within the context of the unaudited pro forma condensed combined financial information, and management’s estimates of fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with K-C as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of K-C and Kenvue. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their estimated fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•	the notes to the unaudited pro forma condensed combined financial information;

•	the historical audited consolidated financial statements of K-C as of and for the year ended December 31, 2025, included in K-C’s Annual Report on Form 10-K filed with the SEC on February 12, 2026;

•	the historical unaudited condensed consolidated financial statements of K-C as of and for the six months ended June 30, 2026, included in K-C’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2026;

•	the historical audited consolidated financial statements of Kenvue as of and for the year ended December 28, 2025, included in Kenvue’s Annual Report on Form 10-K filed with the SEC on February 20, 2026;

•	the historical unaudited condensed consolidated financial statements of Kenvue as of and for the six months ended June 28, 2026, included in Kenvue’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2026.

Following the Transactions, Kenvue will adopt K-C’s fiscal calendar. Differences in fiscal year end are within one quarter or less with no adjustments made, as permitted under Rule 11-02 of Regulation S-X. Accordingly, the unaudited pro forma condensed combined balance sheet as of June 30, 2026 is presented as if the Transactions had occurred on June 30, 2026, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026 and the year ended December 31, 2025, give effect to the Transactions as if they occurred on January 1, 2025. The unaudited pro forma condensed combined statements of income are only presented through net income from continuing operations, and therefore net income from discontinued operations is not presented.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of K-C following the Transactions. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Kenvue, K-C used publicly available benchmarking information, indications of value derived using income approach methodologies, including discounted cash flow analyses, as well as a variety of other assumptions, including market participant assumptions. The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this Current Report on Form 8-K, K-C has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Kenvue’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets, property, plant & equipment, inventory, and debt. Accordingly, apart from the aforementioned, certain Kenvue assets and liabilities are presented at their respective carrying amounts which at this time K-C deems to approximate fair value. The same considerations apply to values attributed to certain assets to be divested (refer to Note 4m below), which were subject to adjustment from the preliminary estimate of fair value. A final determination of the fair value of Kenvue’s assets and liabilities will be based on Kenvue’s actual assets and liabilities as of the closing date, and therefore, cannot be made prior to the consummation of the mergers. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary allocation of aggregate purchase consideration.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the Transactions. The pro forma adjustments represent K-C’s best estimates and are based upon currently available information and certain assumptions that K-C believes are reasonable under the circumstances. There were no material transactions between K-C and Kenvue during the periods presented.

Note 2. Accounting Policies and Reclassifications

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary review of Kenvue’s financial information to identify differences in accounting policies compared to those of K-C and differences in financial statement presentation compared to the presentation of K-C. With the information currently available, other than the reclassification adjustments described below, and certain accounting policy adjustments described in Note 4 below, K-C is not aware of any other differences that would have a material impact on the unaudited pro forma condensed combined financial information. However, K-C will continue to perform its detailed review of Kenvue’s accounting policies. Upon completion of that review, differences may be identified between the accounting policies of K-C and Kenvue that when conformed could have a material impact on the unaudited pro forma condensed combined financial information.

The following items represent certain reclassification adjustments to conform Kenvue’s historical consolidated balance sheet presentation to K-C’s historical consolidated balance sheet presentation, which have no impact on net assets:

Condensed Consolidated Balance Sheet
As of June 28, 2026
(In millions, except par value)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
ASSETS
Current Assets
Cash and cash equivalents	Cash and cash equivalents	$1,110			$1,110
Accounts receivable, net	Trade receivables, net	2,476	392	(2a)	2,868
Inventories	Inventories	1,722			1,722
	Prepaid expenses and other receivables	450	(450)	(2a), (2b)	-
Other current assets	Other current assets	141	58	(2a), (2b)	199
	Total Current Assets	5,899	-		5,899
Property, Plant and Equipment, Net	Property, plant, and equipment, net	2,226			2,226
Investments in Equity Companies					-
Goodwill	Goodwill	9,265			9,265
Other Intangible Assets, Net	Intangible assets, net	8,406			8,406
	Deferred taxes on income	247	(247)	(2c)	-
Other Assets	Other assets	692	247	(2c)	939
TOTAL ASSETS		$26,735	$-		$26,735
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year			$1,406	(2d)	$1,406
Trade accounts payable	Accounts payable	2,577	(291)	(2h)	2,286
Accrued expenses and other current liabilities			2,175	(2e), (2h)	2,175
Dividends payable					-
	Loans and notes payable	1,406	(1,406)	(2d)	-
	Accrued liabilities	1,040	(1,040)	(2e)	-
	Accrued rebates, returns, and promotions	769	(769)	(2e)	-
	Accrued taxes on income	75	(75)	(2e)	-
Total Current Liabilities	Total Current Liabilities	5,867	-		5,867
Long-Term Debt	Long-term debt	7,074			7,074
Non-current Employee Benefits			341	(2f)	341
Deferred Income Taxes	Deferred taxes on income	2,328			2,328
	Employee-related obligations	341	(341)	(2f)	-
Other Liabilities	Other liabilities	572			572
	Total liabilities (1)	16,182	(16,182)		-
Stockholders’ Equity
Kimberly-Clark Corporation
Preferred stock - no par value	Preferred stock, $ 0.01 par value	-			-
Common stock - $1.25 par value	Common stock, $ 0.01 par value	19			19
Additional paid-in capital	Additional paid-in capital	16,397			16,397
Common stock held in treasury, at cost	Treasury stock, at cost	(439)			(439)
Retained earnings			(70)	(2g)	(70)
	Accumulated deficit	(70)	70	(2g)	-
Accumulated other comprehensive income (loss)	Accumulated other comprehensive loss	(5,354)			(5,354)
Total Kimberly-Clark Corporation Stockholders’ Equity		10,553	-		10,553
Noncontrolling Interests		-			-
Total Stockholders’ Equity		10,553	-		10,553
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$26,735	$-		$26,735

(1) Kenvue historically presents Total liabilities, whereas K-C does not historically present Total liabilities. Kenvue Inc. (Historical) is presented consistent with Kenvue’s historical presentation. The Reclassification Adjustments column removes the subtotal for Total liabilities for purposes of Kenvue Inc. (Adjusted) column presenting amounts consistent with K-C’s presentation.

(2a) Reclassification of receivables from “Other current assets” and receivables from “Prepaid expenses and other receivables” to “Accounts receivable, net”.

(2b) Reclassification of “Prepaid expenses and other receivables”, excluding amounts classified as “Accounts receivable, net”, to "Other current assets".

(2c) Reclassification of “Deferred Taxes on Income” to “Other Assets”.

(2d) Reclassification of “Loans and notes payable” to “Debt payable within one year”.

(2e) Reclassification of “Accrued liabilities”, “Accrued rebates, returns, and promotions” and “Accrued taxes on income” to “Accrued expenses and other current liabilities”.

(2f) Reclassification of “Employee-related obligations” to “Non-current Employee Benefits”.

(2g) Reclassification of “Accumulated deficit” to “Retained earnings”.

(2h) Reclassification of certain other miscellaneous non-trade payables from “Accounts payable” to “Accrued expenses and other current liabilities”.

The following items represent certain reclassification adjustments to conform Kenvue’s historical consolidated statement of income presentation to K-C’s historical consolidated statement of income presentation, which have no impact on net income:

Condensed Consolidated Statement of Income
For the six months ended June 28, 2026
(In millions)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
Net Sales	Net sales	$7,864	$66	(2p)	$7,930
Cost of products sold	Cost of sales	3,261	215	(2i)	3,277
			(109)	(2q)
			(129)	(2j)
			39	(2l)
Gross Profit	Gross Profit	4,603	50		4,653
Marketing, research and general expenses			3,104	(2j), (2k), (2q), (2l)	3,104
	Selling, general, and administrative expenses	2,990	(2,990)	(2i), (2k)	-
	Restructuring expenses	130	(130)	(2l)	-
Impairment of intangible assets	Impairment charges				-
Other (income) and expense, net			94	(2m), (2n), (2p)	94
	Other operating expense, net	17	(17)	(2m)	-
Operating Profit	Operating Income	1,466	(11)		1,455
Nonoperating expense					-
	Other expense, net(1)	11	(11)	(2n)	-
Interest income			(24)	(2o)	24
Interest expense	Interest expense, net(1)	185	24	(2o)	(209)
Income from Continuing Operations Before Income Taxes and Equity Interests	Income before taxes	1,270	-		1,270
Provision for income taxes	Provision for taxes(1)	340			(340)
Income from Continuing Operations Before Equity Interests		930	-		930
Share of net income of equity companies		-			-
Income from Continuing Operations		930	-		930
Net income attributable to noncontrolling interests		-			-
Net Income Attributable to Kimberly-Clark Corporation	Net income	$930	$-		$930

(1) Kenvue historically presents its expense amounts after Operating Income as positive, whereas K-C historically presents its expense amounts after Operating Profit as negative. Kenvue Inc. (Historical) and Reclassification Adjustments columns are presented consistent with Kenvue’s historical presentation, whereas final Kenvue Inc. (Adjusted) column presents amounts consistent with K-C’s presentation.

(2i) Reclassification of shipping and handling costs from “Selling, general, and administrative expenses” to “Cost of products sold”.

(2j) Reclassification of amortization expense from “Cost of sales” to “Marketing, research, and general expenses”.

(2k) Reclassification of “Selling, general, and administrative expenses,” excluding shipping and handling costs, to “Marketing, research, and general expenses.”

(2l) Reclassification of "Restructuring expenses" to " Costs of products sold" and "Marketing, research and general expenses".

(2m) Reclassification of “Other operating expense, net” to “Other (income) and expense, net”.

(2n) Reclassification of "Other expense (income), net" to "Other (income) and expense, net".

(2o) Reclassification of Interest income from “Interest expense, net” to “Interest income”.

(2p) Reclassification of royalty income from “Other (income) and expense, net” to “Net sales”.

(2q) Reclassification of certain indirect costs from “Cost of sales” to “Marketing, research, and general expenses”.

Condensed Consolidated Statement of Income
For the year ended December 28, 2025
(In millions)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
Net Sales	Net sales	$15,124	$132	(2y)	$15,256
Cost of products sold	Cost of sales	6,332	420	(2r)	6,353
			(225)	(2z)
			(257)	(2s)
			83	(2u)
Gross Profit	Gross Profit	8,792	111		8,903
Marketing, research and general expenses			6,349	(2s), (2t), (2z), (2u)	6,349
	Selling, general, and administrative expenses	6,088	(6,088)	(2r), (2t)	-
	Restructuring expenses	290	(290)	(2u)	-
Impairment of intangible assets	Impairment charges	23			23
Other (income) and expense, net			153	(2u), (2v), (2y), (2w)	153
	Other operating (income) expense, net	(23)	23	(2v)	-
Operating Profit	Operating Income	2,414	(36)		2,378
Nonoperating expense					-
	Other expense, net(1)	36	(36)	(2w)	-
Interest income			(51)	(2x)	51
Interest expense	Interest expense, net(1)	379	51	(2x)	(430)
Income from Continuing Operations Before Income Taxes and Equity Interests	Income before taxes	1,999	-		1,999
Provision for income taxes	Provision for taxes(1)	529			(529)
Income from Continuing Operations Before Equity Interests		1,470	-		1,470
Share of net income of equity companies		-			-
Income from Continuing Operations		1,470	-		1,470
Net income attributable to noncontrolling interests					-
Net Income Attributable to Kimberly-Clark Corporation	Net income	$1,470	$-		$1,470

(1) Kenvue historically presents its expense amounts after Operating Income as positive, whereas K-C historically presents its expense amounts after Operating Profit as negative. Kenvue Inc. (Historical) and Reclassification Adjustments columns are presented consistent with Kenvue’s historical presentation, whereas final Kenvue Inc. (Adjusted) column presents amounts consistent with K-C’s presentation.

(2r) Reclassification of shipping and handling costs from “Selling, general, and administrative expenses” to “Cost of products sold”.

(2s) Reclassification of amortization expense from “Cost of sales” to “Marketing, research, and general expenses”.

(2t) Reclassification of “Selling, general, and administrative expenses,” excluding shipping and handling costs, to “Marketing, research, and general expenses.”

(2u) Reclassification of "Restructuring expenses" to "Costs of products sold", "Marketing, research and general expenses", and "Other (income) and expense, net".

(2v) Reclassification of “Other operating (income) expense, net” to “Other (income) and expense, net”.

(2w) Reclassification of “Other expense, net” to “Other (income) and expense, net”.

(2x) Reclassification of Interest income from “Interest expense, net” to “Interest income”.

(2y) Reclassification of royalty income from “Other (income) and expense, net” to “Net sales”.

(2z) Reclassification of certain indirect costs from “Cost of sales” to “Marketing, research, and general expenses”.

Note 3. Sale of IFP Business

On June 5, 2025, K-C announced that it had entered into an Equity and Asset Purchase Agreement (the “Purchase Agreement”) with Suzano S.A. (“Suzano”) and Suzano International Holding B.V., a wholly-owned subsidiary of Suzano (“Buyer”), to facilitate the sale of K-C’s IFP Business. Pursuant to the Purchase Agreement, among other things, K-C effectuated a reorganization through the transfer of substantially all assets, liabilities, and equity interests of the IFP Business to Kimberly-Clark IFP NewCo B.V., an indirect wholly-owned subsidiary of K-C (the “Joint Venture”). On June 26, 2026, Fampro Tissue Finance Co Limited (“Fampro”) entered into a facilities agreement (the “Facilities Agreement”) with FamPro Tissue Holdings B.V., as the original guarantor, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Bank of America, N.A., London Branch, BNP Paribas and J.P. Morgan Securities plc, as mandated lead arrangers, bookrunners and global coordinators and the other lenders party thereto, that provides for (i) EUR 1,170 million of senior unsecured term loans (the “IFP Term Loan Facility”) and (ii) a EUR 260 million senior unsecured revolving credit facility (the “IFP Revolving Credit Facility”). On June 29, 2026, K-C borrowed approximately $1.3 billion under the IFP Term Loan Facility. On July 1, 2026, Buyer acquired a 51% interest in the Joint Venture for a base cash purchase price of approximately $1.7 billion, subject to certain post-closing adjustments, and K-C retained a 49% equity interest in the Joint Venture, with an initial estimated fair value of approximately $1.2 billion (collectively, the “IFP Transaction”). In connection with the closing of the IFP Transaction, the obligations under the Facilities Agreement were transferred to the Joint Venture. A portion of the cash proceeds is attributed to a long-term license granted to the Joint Venture for the use of certain of K-C’s global brands, patents, and know-how in manufacturing.

The IFP Transaction represents a strategic shift in K-C’s operations and has been classified as discontinued operations in K-C’s historical consolidated balance sheet and statements of income, in accordance with ASC 205-20 –Discontinued Operations. The historical condensed consolidated balance sheet is presented to reflect the disposal of the IFP Business and the retained interest in the equity method investment as if the IFP Transaction had been completed on June 30, 2026 and statements of income have been adjusted to reflect the disposal of the IFP Business and the retained interest in the equity method investment as if the IFP Transaction had been completed on January 1, 2025, as indicated above. As the pro forma condensed combined statements of income are only presented through net income from continuing operations, net income from discontinued operations, including the gain on sale of the IFP Business, is not presented. The adjustments below are reflected to exclude the results of the IFP Business from continuing operations and present the estimated net share of the equity method investment following the IFP Transaction.

The following represents adjustments to K-C’s historical consolidated balance sheet as of June 30, 2026:

Condensed Consolidated Balance Sheet
As of June 30, 2026
(In millions, except par value)

K-C	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
ASSETS
Current Assets
Cash and cash equivalents	$956	$1,244	(3d)	$2,200
Accounts receivable, net	1,858			1,858
Inventories	1,539			1,539
Other current assets	636	6	(3d)	642
Current assets of discontinued operations	1,365	(1,365)	(3a)	-
Total Current Assets	6,354	(115)		6,239
Property, Plant and Equipment, Net	6,948			6,948
Investments in Equity Companies	381	1,242	(3d)	1,623
Goodwill	1,831			1,831
Other Intangible Assets, Net	73			73
Other Assets	1,036			1,036
Non-current Assets of Discontinued Operations	1,931	(1,931)	(3a)	-
TOTAL ASSETS	$18,554	$(804)		$17,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$43			$43
Trade accounts payable	3,372			3,372
Accrued expenses and other current liabilities	2,269	15	(3b)	2,314
		30	(3c)
Dividends payable	423			423
Current liabilities of discontinued operations	881	(881)	(3a)	-
Total Current Liabilities	6,988	(836)		6,152
Long-Term Debt	6,474			6,474
Non-current Employee Benefits	561			561
Deferred Income Taxes	473			473
Other Liabilities	622	428	(3b)	1,050
Non-current Liabilities of Discontinued Operations	1,540	(1,540)	(3a)	-
Redeemable Preferred Securities of Subsidiaries	22			22
Stockholders’ Equity
Kimberly-Clark Corporation
Preferred stock - no par value	-			-
Common stock - $1.25 par value	473			473
Additional paid-in capital	788	`		788
Common stock held in treasury, at cost	(5,890)			(5,890)
Retained earnings	9,765	1,454	(3d)	11,219
Accumulated other comprehensive income (loss)	(3,386)	(310)	(3d)	(3,696)
Total Kimberly-Clark Corporation Stockholders’ Equity	1,750	1,144		2,894
Noncontrolling Interests	124			124
Total Stockholders’ Equity	1,874	1,144		3,018
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,554	$(804)		$17,750

(3a)	Represents the adjustments for removal of assets and liabilities of the IFP Business, which are reflected as current and non-current assets and liabilities of discontinued operations in K-C’s historical consolidated balance sheet.

(3b)	Represents the adjustment for the preliminary estimated fair value of certain brands, patents, and know-how in manufacturing retained by K-C and licensed to the Joint Venture for a period of up to 30 years, which will be recorded as deferred revenue. The adjustment to "Accrued expenses and other current liabilities" represents the current portion of deferred revenue, while the adjustment to "Other Liabilities" represents the long-term portion.

(3c)	Represents the adjustment for $26.0 million for a service credit provided to the Joint Venture with respect to TSA related expenses, wherein the service credit will be applied against TSA expenses incurred by the Joint Venture, as well as the recognition of a $4.4 million liability associated with potential future obligations arising from the disposal of the IFP business.

(3d)	Represents the adjustment for preliminary gain on disposal of the IFP Business. The following table summarizes the calculation of the pro forma adjustment for gain on disposal:

(In millions)	Amounts
Cash proceeds, gross(1)	$1,293
Less:
Long-term intellectual property license (Note (3b))	(443)
Deferred obligations and other (Note (3c))	(30)
Cash proceeds, net	820
Estimated fair value of K-C’s 49% retained equity interest	1,242
Total net cash proceeds and fair value of retained equity interest	2,062
Less:
Transaction costs(2)	(49)
Net assets disposed (Note (3a))	(875)
Reclassification of cumulative translation adjustment	310
Income tax benefit(3)	6
Preliminary gain on disposal	$1,454

(1)	Represents the base contractual cash purchase price of $1.7 billion, less net post-close adjustments of $0.4 billion. The post-close adjustments are primarily comprised of the Buyer’s 51% interest of the indebtedness held by the Joint Venture.

(2)	Represents estimated transaction expenses of $48.9 million associated with the IFP Transaction, which are deducted from the cash proceeds of $1.3 billion in determining the net adjustment to “Cash and cash equivalents” presented above.

(3)	In conjunction with the disposal of the IFP Business, K-C undertook various pre-sale restructuring steps that resulted in additional tax expense. After completion of the final restructuring steps, the sale of the IFP Business resulted in a tax benefit of approximately $6.3 million and is included in the preliminary gain on disposal reflected above.

The following represents adjustments to the historical consolidated statements of income for the six months ended June 30, 2026, and the year ended December 31, 2025:

Condensed Consolidated Statement of Income
For the six months ended June 30, 2026
(In millions, except for per share amounts)

K-C	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
Net Sales	$8,352	$8	(3e)	$8,360
Cost of products sold	5,215			5,215
Gross Profit	3,137	8		3,145
Marketing, research and general expenses	1,924	(17)	(3f)	1,907
Impairment of intangible assets				-
Other (income) and expense, net	(173)			(173)
Operating Profit	1,386	25		1,411
Nonoperating expense	(27)			(27)
Interest income	9			9
Interest expense	(111)			(111)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,257	25		1,282
Provision for income taxes	(381)	(6)	(3i)	(387)
Income from Continuing Operations Before Equity Interests	876	19		895
Share of net income of equity companies	108	20	(3g)	119
		(9)	(3h)
Income from Continuing Operations	984	30		1,014
Net income attributable to noncontrolling interests	(15)			(15)
Net Income from Continuing Operations Attributable to Kimberly-Clark Corporation	$969	$30		$999
Net income per share:
Basic	$2.92			$3.01
Diluted	$2.91			$3.00
Shares used in computing per share amounts:
Basic	332.1			332.1
Diluted	333.3			333.3

Condensed Consolidated Statement of Income
For the year ended December 31, 2025
(In millions, except for per share amounts)

K-C	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
Net Sales	$16,447	$15	(3e)	$16,462
Cost of products sold	10,524			10,524
Gross Profit	5,923	15		5,938
Marketing, research and general expenses	3,528	(47)	(3f)	3,481
Impairment of intangible assets	-			-
Other (income) and expense, net	44			44
Operating Profit	2,351	62		2,413
Nonoperating expense	(67)			(67)
Interest income	24			24
Interest expense	(256)			(256)
Income from Continuing Operations Before Income Taxes and Equity Interests	2,052	62		2,114
Provision for income taxes	(599)	(15)	(3i)	(614)
Income from Continuing Operations Before Equity Interests	1,453	47		1,500
Share of net income of equity companies	196	196	(3g)	373
		(19)	(3h)
Income from Continuing Operations	1,649	224		1,873
Net income attributable to noncontrolling interests	(28)			(28)
Net Income from Continuing Operations Attributable to Kimberly-Clark Corporation	$1,621	$224		$1,845
Net income per share:
Basic	$4.88			$5.56
Diluted	$4.86			$5.54
Shares used in computing per share amounts:
Basic	331.9			331.9
Diluted	333.2			333.2

(3e)	Represents K-C’s recognition of deferred revenue related to the license of intellectual property. Refer to Note (3b) for additional information.

(3f)	Represents the adjustment for TSA related income for the support provided to the Joint Venture, net of service credit amount.

(3g)	Represents adjustments to the historical consolidated statements of income to recognize K-C’s proportional share of net income of the Joint Venture for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively. These estimated adjustments are subject to change, which may result from finalization of any basis differences between the fair value of the equity method investment and the historical carrying value of the net assets of the IFP Business.

(3h)	Represents the adjustment to reduce K-C’s proportional share of net income of the Joint Venture for the impact of pro forma interest expense related to obligations under the IFP Term Loan Facility that were transferred to the Joint Venture prior to the completion of the IFP Transaction of $9.4 million and $18.9 million for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively. The interest expense is calculated using an interest rate of 3.8% and is net of tax effect. A 12.5 basis point change in the interest rate would cause a corresponding increase or decrease in the interest expense of approximately $0.3 million for the six months ended June 30, 2026, and $0.6 million for the year ended December 31, 2025, respectively.

(3i)	Represents the estimated income tax expense impact of K-C’s recognition of deferred revenue related to the license of intellectual property in Note (3e) and the adjustment for net TSA related income included in marketing, research and general expenses discussed in Note (3f) using statutory tax rates based on the applicable jurisdictions. The effective tax rate of the combined company following the transaction could be significantly different (either higher or lower) depending on the post-transaction activities, including legal entity restructuring and the geographical mix of earnings. The estimated incremental income tax expense impact of K-C’s proportional share of net income of the Joint Venture in Note (3g) and pro forma interest expense related to the IFP Term Loan Facility amounts retained by the Joint Venture in Note (3h) is not expected to be significant due to the taxation of such net income at the K-C ownership level.

All amounts are preliminary and subject to change upon finalization of the accounting for the IFP Transaction.

Note 4. Transaction Accounting Adjustments

Calculation of Purchase Consideration and Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial information reflects preliminary estimated purchase consideration of $34.7 billion. The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the estimated fair value of K-C common stock to be transferred, and the estimated fair value of assumed Kenvue equity awards attributable to pre-combination services. The calculation of estimated purchase consideration is as follows:

Consideration Transferred

(In millions)	As of June 30, 2026
Estimated cash consideration (1)	$6,723
Estimated fair value of K-C common stock to be issued (2)	27,837
Estimated fair value of replaced equity awards attributable to pre-combination service (3)	114
Total estimated purchase consideration	$34,674
Total cash consideration	$6,723
Total equity consideration	27,951
Total estimated purchase consideration	$34,674

(1)	Represents the estimated cash consideration to be paid, consisting of approximately $6.7 billion calculated as a product of 1,920.9 million outstanding shares of Kenvue common stock and cash consideration of $3.50 per share. The number of shares of Kenvue’s common stock is as of September 14, 2026.

(2)	Represents the estimated fair value of approximately 280.9 million shares of K-C common stock estimated to be issued, calculated using the per share price of K-C common stock of $99.09 per share as of September 14, 2026. As outlined in the merger agreement, each share of Kenvue’s common stock to be settled at closing will be exchanged for 0.14625 shares of K-C common stock.

(3)	Represents the estimated aggregate fair value of Kenvue’s Options, Kenvue RSU awards, Kenvue PSU awards and Kenvue DSU awards, collectively referred to as “Kenvue’s equity awards”, attributable to pre-combination services.

The actual value of K-C’s common stock to be issued will depend on the per share price of K-C’s common stock at the closing date of the mergers, and therefore, the actual purchase consideration will fluctuate with the market price of K-C common stock until the mergers are completed. The following table shows the effect of changes in K-C’s stock price and the resulting impact on the estimated purchase consideration, with the same impact to goodwill:

Change in Stock Price

(In millions, except stock price)	Stock Price	Change in Purchase Consideration	Estimated Purchase Consideration
Increase of 10%	$109.00	$2,795	$37,469
Decrease of 10%	$89.18	$(2,795)	$31,879

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Kenvue’s identifiable assets acquired and liabilities assumed by K-C will be recorded at the estimated acquisition date fair values. The excess purchase price over the estimated fair value of identifiable assets and liabilities, if any, is recorded as goodwill. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the mergers. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the mergers and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the estimated purchase consideration to Kenvue’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by K-C, as if the mergers had been completed on June 30, 2026.

(In millions)	Estimated Fair value
Cash and cash equivalents	$993
Accounts receivable, net	2,868
Inventories	2,333
Other current assets	168
Property, Plant, and Equipment, Net	3,892
Other Intangible Assets, Net	31,400
Other Assets	777
Total Assets	42,431
Debt payable within one year	1,483
Trade accounts payable	2,286
Accrued expenses and other current liabilities	2,152
Long-Term Debt	6,871
Deferred Income Taxes	7,425
Non-current Employee Benefits	341
Other Liabilities	525
Total Liabilities	21,083
Net assets acquired (a)	21,348
Estimated purchase consideration (b)	34,674
Estimated goodwill (b) - (a)	$13,326

Goodwill represents the excess of the preliminary estimated purchase consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but reviewed for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Goodwill is attributable to the assembled workforce of Kenvue, planned growth in certain markets, and synergies expected to be achieved from the combined operations of K-C and Kenvue. A majority of the goodwill recognized in the mergers is not expected to be deductible for tax purposes.

The adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026, are as follows:

(4a)	Represents the total purchase consideration of $34.7 billion, consisting of (i) cash consideration comprising $6.7 billion, and (ii) equity consideration comprising (a) issuance of approximately 280.9 million shares of K-C common stock with an estimated fair value of $27.9 billion, and (b) issuance of K-C’s equity awards with an estimated fair value of $113.9 million attributable to pre-combination services. The adjustment also includes a reduction to other assets of $6.0 million for deferred share issuance costs that are recognized in additional paid-in capital.

(4b)	Represents the adjustment to reflect the preliminary estimated fair value of property, plant and equipment acquired in the mergers. Property, plant and equipment in the unaudited pro forma condensed combined financial information are provided in the table below. The estimated fair values of real and personal property were determined using the cost approach. The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note (4aa).

(In millions)	Estimated Fair Value	Estimated Useful Life (in years)
Machinery and equipment	$1,275	3-9
Buildings and building equipment	1,521	27
Software	159	5
Construction in progress	614	N/A
Land	284	N/A
Leasehold improvements	39	9
Total	3,892
Eliminate historical Kenvue property, plant and equipment carrying value	2,226
Total property, plant and equipment pro forma adjustment	$1,666

(4c)	Represents the adjustment to reflect the preliminary estimated fair value of intangible assets acquired in the mergers. Identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below. The estimated fair values of brands and customer relationships were determined using the multi-period excess earnings method (“MPEEM”) under the income approach. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note (4bb).

(In millions)	Estimated Fair Value	Estimated Useful Life (in years)
Definite-lived intangible assets:
Brands	$1,800	10
Customer relationships	4,800	15
Indefinite-lived intangible assets:
Brands	24,800	N/A
Total	31,400
Eliminate historical Kenvue intangible assets carrying value	8,406
Total identifiable intangible assets pro forma adjustment	$22,994

(4d)	Represents a net adjustment of $611.0 million to reflect the preliminary estimated fair value of Kenvue’s inventory acquired utilizing a combination of market and cost approaches. The $611.0 million is comprised of a $721.0 million preliminary estimated fair value adjustment, offset by adjustments to Kenvue’s inventory acquired of $110.0 million for certain indirect costs in order to conform to K-C’s accounting policies.

(4e)	Represents the elimination of Kenvue’s historical equity balances.

(4f)	Represents the cash payment of estimated remaining nonrecurring transaction-related expenses of $215.2 million to be incurred by K-C, including legal, accounting and regulatory fees directly associated with the mergers paid at the closing date, and payment of $32.1 million currently accrued by K-C. All currently accrued transaction expenses are expected to be paid prior to or at close.

(4g)	Represents cash payment of retention bonuses for non-executive K-C and Kenvue employees of $47.4 million that are expected to be paid at the closing date, including $16.7 million currently accrued by Kenvue.

(4h)	Represents the payment of one-time cash transaction bonus of $4.0 million to a Kenvue executive and retention bonuses of $3.5 million to certain other executives in connection with the closing of the mergers, including $1.8 million currently accrued by Kenvue. Additionally, certain Kenvue employees may be eligible for incremental compensation pursuant to double trigger change in control provisions, which require both a change in control and a subsequent qualifying event. These payments could be triggered after the closing date. This adjustment does not include amounts related to incremental compensation to other Kenvue employees as timing of payments is not known and the amounts are not currently estimable.

(4i)	Represents the preliminary estimated fair value adjustment to the carrying amount of Kenvue’s Senior Notes which will be assumed in connection with the mergers. The fair value was estimated based upon quoted market prices in active markets. The values are subject to change as additional information becomes available.

(In millions)	As of June 30, 2026
Carrying value of Senior Notes	$6,940
Fair market value of Senior Notes	6,614
Total Step-down adjustment in assumed debt	$326

(4j)	Represents an adjustment to Kenvue’s estimated future legal defense costs for product liability claims from accrued expenses and other current liabilities and other liabilities in order to conform to K-C’s accounting policies.

(4k)	Represents the preliminary estimated fair value adjustment to an assumed contractual liability related to future payment obligations. The attributable portion of the estimated fair value of future payment obligations due within one year is recorded within Debt payable within one year, with the remaining estimated portions due thereafter recorded within Long-Term Debt.

(4l)	Represents the estimated increase of $5.1 billion to net deferred tax liabilities and $161.7 million net decrease to deferred tax assets related to temporary differences driven primarily from the fair value of Kenvue’s intangible assets. The net deferred tax adjustments are inclusive of offsets of $442.1 million to eliminate Kenvue’s historical deferred tax liability related to tax-deductible goodwill, and a reclass of $30.8 million from other current assets to deferred tax liabilities. Deferred taxes are established using statutory tax rates based on the applicable jurisdictions. The effective tax rate of the combined company following the transaction could be significantly different (either higher or lower) depending on the post-transaction activities, including legal entity restructuring and the geographical mix of earnings. The estimated deferred tax adjustments are preliminary and are subject to change based upon the final determination of the fair value of assets and liabilities, changes in judgment regarding realizability of deferred tax assets as a result of the combination, fair value adjustments related to Kenvue equity awards attributable to pre-combination services and other assumptions that will need to be finalized in conjunction with the consummation of the mergers. These changes in estimates could be material.

(4m)	Represents the estimated impact related to the regulatory divestitures for certain contracts, rights to brands, and assets, with respect to inventories, other intangible assets, net, and property, plant, and equipment, net. The total amount of estimated proceeds to be received is $322.8 million, based on preliminary agreements for the divestitures. The preliminary estimated associated net book value of the divested assets is $310.9 million, resulting in a preliminary gain of $11.9 million. The divested book value of the assets is inclusive of preliminary estimated fair value adjustments attributable to the assets acquired. The accounting for the divestitures, including the impact of any service agreements, licensed intellectual property, allocation of fair value to assets to be divested and other divestiture terms is subject to change upon completion of the divestitures.

(4n)	Represents the adjustment to goodwill based on the preliminary purchase price allocation, as described above.

(In millions)	Amounts
Goodwill resulting from the mergers	$13,326
Less: Elimination of Kenvue’s historical Goodwill	(9,265)
Pro forma adjustment	$4,061

(4o)	Represents the cash payment of estimated success fees payable by Kenvue at the closing date. These fees are contingent upon the successful closing of the mergers and will become a liability, and are expected to be settled, at closing. The adjustment reflects the settlement of these fees upon completion of the mergers.

The adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2026, and for the year ended December 31, 2025 are as follows:

(4aa)	Represents a net increase in depreciation expense on a straight-line basis of approximately $20.0 million for the six months ended June 30, 2026, and $52.0 million for the year ended December 31, 2025. The increase is based on the preliminary estimated step-up in the fair value of property, plant, and equipment and the related estimated useful lives assigned.

A 10% change in the preliminary estimated fair value of property, plant and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $12.6 million for the six months ended June 30, 2026, and $25.3 million for the year ended December 31, 2025, respectively.

(In millions)	Estimated Useful Life (in years)	Estimated Fair Value	Depreciation expense for the six months ended June 30, 2026	Depreciation expense for the year ended December 31, 2025
Machinery and equipment(1)	3-9	$1,262	$82	$164
Buildings and building equipment	27	1,521	27	53
Software	5	159	16	32
Construction in progress	N/A	614	-	-
Land	N/A	284	-	-
Leasehold improvements	9	39	2	4
Total property, plant and equipment acquired		$3,879	$127	$253
Less: Historical depreciation expense			107	201
Pro forma adjustments for incremental depreciation expense			$20	$52
Recorded within Cost of products sold			14	37
Recorded within Marketing, research and general expenses			$6	$15

(1) For purposes of calculating depreciation expense, fair value is inclusive of a $12.6 million reduction as a result of the divestiture adjustments within Note (4m).

(4bb)	Represents a net increase in amortization expense on a straight-line basis of $119.3 million for the six months ended June 30, 2026, and $239.7 million for the year ended December 31, 2025. The increase is based on the preliminary estimated step-up in the fair value of intangible assets and the related preliminary estimated useful lives assigned. A 10% change in the preliminary estimated fair value of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $24.8 million for the six months ended June 30, 2026, and $49.7 million for the year ended December 31, 2025, respectively.

(In millions)	Estimated Useful Life (in years)	Estimated Fair Value	Amortization expense for the six months ended June 30, 2026	Amortization expense for the year ended December 31, 2025
Definite-lived intangible assets:
Brands	10	$1,800	$90	$180
Customer relationships(1)	15	4,750	158	317
Indefinite-lived intangible assets:
Brands(2)	N/A	24,580	-	-
Total identifiable intangible assets		$31,130	$248	$497
Less: Historical amortization expense			129	257
Pro forma adjustment for incremental amortization expense			$119	$240

(1)	For purposes of calculating amortization expense, fair value is inclusive of a $50.0 million reduction as a result of the divestiture adjustments within Note (4m).

(2)	Reflects reduction of $220.2 million as a result of the divestiture adjustments within Note (4m).

(4cc)	Represents the increase to the cost of products sold by the amount related to the inventory fair value step up, which is further described in Note (4d) and expected to be sold within one year, offset by $7.2 million for inventory related to the divestitures described within Note (4m).

(4dd)	Represents estimated nonrecurring transaction-related expenses of $215.2 million that are expected to be incurred by K-C subsequent to June 30, 2026, primarily related to deal advisory, legal, accounting and regulatory fees directly associated with the mergers. The Company has already expensed $32.1 million in the historical financial statements as of June 30, 2026. These nonrecurring expenses are not anticipated to affect the unaudited pro forma condensed combined statement of income beyond twelve months after the closing date.

(4ee)	Represents retention bonus expense totaling $94.8 million, of which $16.7 million had already been accrued in the historical financial statements as of June 30, 2026. Of the total, $47.4 million is expected to be paid at the closing date. An additional $47.4 million of the total retention bonuses are subject to ongoing service by employees of K-C and Kenvue and are due no earlier than six months from the closing date.

(4ff)	Represents the adjustment to record the stock-based compensation expense for the post-combination portion of the Kenvue equity awards that are expected to be replaced by K-C at the closing date.

(In millions)	For the six months ended June 30, 2026	For the year ended December 31, 2025
Post-combination stock-based compensation expense	$33	$121
Less: Historical stock-based compensation expense	61	136
Pro forma adjustment for reduction in stock-based compensation expense	$(28)	$(15)

(4gg)	Represents a one-time transaction bonus of $4.0 million to a Kenvue executive in connection with the closing of the mergers. In addition, the adjustment reflects retention bonuses of $7.0 million to be paid to certain executives, of which $3.5 million is expected to be paid at the closing date and the remaining $3.5 million to paid no earlier than six months following closing, subject to ongoing service of Kenvue executives. As of June 30, 2026, $1.8 million had already been accrued in the historical financial statements.

Additionally, certain Kenvue employees may be eligible for incremental compensation pursuant to double trigger change in control provisions, which require both a change in control and a subsequent qualifying event. These payments could be triggered after the closing date. This adjustment does not include amounts related to incremental compensation to other Kenvue employees as timing of payments is not known and the amounts are not currently estimable.

(4hh)	Reflects the adjustment to interest expense related to accretion of the step-down in preliminary estimated fair value of Kenvue’s existing Senior Notes assumed in connection with the mergers, as described in Note (4i).

(4ii)	Represents the adjustment to product liability legal defense costs to recognize related expenses as incurred to conform Kenvue to K-C’s accounting policies.

(4jj)	Represents the pro forma expense adjustment for the preliminary estimated fair value adjustment described in Note (4k). Specifically, an increase in interest expense of approximately $4.4 million and a decrease in expense included within other (income) and expense, net of approximately $47.3 million for the six months ended June 30, 2026 and an increase in interest expense of $12.8 million and a decrease in expense included within other (income) and expense, net of approximately $90.1 million for the year ended December 31, 2025.

(4kk)	Represents estimated income tax impact of $30.5 million and $289.8 million related to the transaction accounting adjustments for the six months ended June 30, 2026, and for the year ended December 31, 2025, after applying the applicable statutory income tax rates to pre-tax pro forma adjustments and adjusting for certain expected tax impacts. For the year ended December 31, 2025, the Company anticipates certain transaction costs will be nondeductible for income tax purposes. The estimated statutory tax rates used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the mergers depending on post-Transaction activities, including legal entity restructuring and integration with parent which can affect future US inclusions and the combined company’s ability to claim foreign tax credits, repatriation decisions, deductibility of transaction-related costs, changes in recognition and measurement of Kenvue’s uncertain tax positions and realizability of deferred tax assets, geographical mix of earnings, among other things.

(4ll)	Represents an adjustment to eliminate net sales, cost of products sold, and marketing, research and general expenses attributable to the divestitures in select international markets, reflecting the exclusion of the divested operations from the pro forma combined financial information described in Note (4m). This adjustment results in a decrease to net sales of $119.6 million, cost of products sold of $66.4 million, and marketing, research and general expenses of $16.8 million for the six months ended June 30, 2026, and a decrease to net sales of $235.2 million, cost of products sold of $144.8 million, and marketing, research and general expenses of $28.0 million for the year ended December 31, 2025. For the year ended December 31, 2025, this adjustment also includes the preliminary gain of $11.9 million associated with the divested operations as described in Note (4m).

Note 5. Financing Adjustments

The adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026, are as follows:

(5a)	Represents the adjustment for issuance of Permanent Financing net of issuance costs. For purposes of the unaudited pro forma condensed combined financial information, K-C assumed the issuance of long term Permanent Financing in the total amount of $4.9 billion. K-C estimated total cash required of $7.0 billion at transaction close, inclusive of cash consideration, payment of transaction costs, and cash needs of the combined company. Of that amount, approximately $1.0 billion was sourced from cash on balance sheet for K-C, and an additional $1.2 billion net was received from proceeds from the IFP Transaction. The remaining cash is expected to be sourced from the Permanent Financing. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

The adjustment also includes the write off of unamortized debt issuance costs associated with the Bridge Facility and DDTL that were terminated in connection with the Transactions. The adjustment resulted in a decrease in other assets of $3.6 million.

(In millions)	Long-Term Debt	Total
Proceeds from Permanent Financing	$4,900	$4,900
Payment of issuance costs	(22)	(22)
Pro forma adjustment for Debt	$4,878	$4,878

(5b)	Represents the adjustment related to the settlement of forward-starting interest rate swap agreements. K-C has entered into forward-starting interest rate swap agreements for an aggregate notional amount of $4.3 billion to hedge against changes in future cash flows resulting from changes in benchmark interest rates from the trade date through the forecasted issuance of the Permanent Financing to fund the mergers. The forward-starting interest rate swaps were designated as cash flow hedges and, accordingly, upon the incurrence of the $4.9 billion of Permanent Financing to fund the mergers, K-C will settle these derivative instruments and the fair value at settlement that is recorded in accumulated other comprehensive income will be amortized into interest expense over the term of the Permanent Financing. As of September 14, 2026, K-C’s forward-starting interest rate swaps were in an asset position with a fair value of $97.5 million.

The forward starting interest rate swap derivative was in a liability position with a fair value of $24.3 million as of June 30, 2026. The adjustment assumes the cash settlement of K-C’s forward starting interest rate swaps, with a value of $97.5 million. The resulting impact is a $97.5 million increase to cash, a $29.9 million increase to deferred income taxes, a $24.3 million reduction to other liabilities, and a $91.9 million increase to accumulated other comprehensive income (loss), representing the change in fair value of the derivative from June 30, 2026 to September 14, 2026.

The adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2026, and for the year ended December 31, 2025 are as follows:

(5aa)	Represents interest expense of $125.8 million and $255.0 million for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively related to the Permanent Financing.

(In millions)	For the six months ended June 30, 2026	For the year ended December 31, 2025
Interest expense related to the Permanent Financing(1)	$135	$269
Write off unamortized costs associated with the Bridge Facility and DDTL(2)	-	4
Impact to interest expense from forward-starting interest rate swap derivatives(3)	(9)	(18)
Pro forma adjustment for interest expense	$126	$255

(1)	Represents the additional interest expense and amortization of debt issuance costs on the Permanent Financing, calculated using the effective interest rate method, with a blended interest rate of 5.5%.

(2)	Reflects the one-time write-off of unamortized debt issuance costs related to the Bridge Facility and DDTL as a result of the assumed issuance of Permanent Financing.

(3)	Reflects the impact of the forward-starting interest rate swap agreement, as discussed in Note (5b).

A sensitivity analysis on interest expense for the six months ended June 30, 2026, and for the year ended December 31, 2025, has been performed to assess the effect of a hypothetical change of 12.5 basis points on the blended interest rate. The following table shows the impact of the hypothetical change in interest expense for the borrowings under the Permanent Financing:

(In millions)	For the six months ended June 30, 2026	For the year ended December 31, 2025
Increase of 0.125%	$3	$6
Decrease of 0.125%	$(3)	$(6)

(5bb)	Represents estimated income tax impact of $30.9 million and $62.6 million related to the financing adjustments for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively. Tax-related adjustments are based upon an estimated blended statutory income tax rate of 24.6%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the mergers depending on post-Transaction activities, including legal entity restructuring and integration with parent which can affect future US inclusions and the combined company’s ability to claim foreign tax credits, repatriation decisions, deductibility of transaction-related costs, changes in recognition and measurement of Kenvue’s uncertain tax positions and realizability of deferred tax assets, geographical mix of earnings, among other things.

Note 6. Earnings Per Share

The following tables set forth the computation of pro forma basic and diluted earnings per share for the six months ended June 30, 2026, and for the year ended December 31, 2025.

(In millions, except per share amounts)	For the six months ended June 30, 2026	For the year ended December 31, 2025
Numerator (basic and diluted):
Pro forma net income attributable to common shares	$1,747	$2,109
Denominator:
Weighted-average number of common shares outstanding - basic	613.0	612.8
Weighted-average number of common shares outstanding - diluted	616.3	615.6
Pro forma earnings per share:
Basic	$2.85	$3.44
Diluted	$2.83	$3.43

Denominator for Basic
Historical weighted-average number of common shares outstanding	332.1	331.9
Shares of K-C common stock issued as consideration transferred	280.9	280.9
Total weighted average common shares outstanding (basic):	613.0	612.8

Denominator for Diluted
Historical weighted-average number of common shares outstanding	333.3	333.2
Shares of K-C common stock issued as consideration transferred	280.9	280.9
Replacement of Kenvue’s equity awards	2.1	1.5
Total weighted average common shares outstanding (diluted):	616.3	615.6